Ex. 99.28(p)(35)

River Road

River Road Asset Management LLC

Code of Ethics

Revised February 4, 2025

River Road Asset Management LLC is a registered investment adviser formed in April 2005 and is majority owned by Affiliated Managers Group Inc. Affiliated Managers Group Inc., AMG Funds, and other AMG entities are affiliates of River Road Asset Management LLC. Registration of an investment adviser does not imply a certain level of skill or training.

Table of Contents

Background	2
Standards of Conduct	2
Policy	2
Procedure	2
Personal Securities Transactions	5
Background	5
Definitions	5
Policy	6
Procedures	8
Insider Trading	10

River Road Code of Ethics I Page 1

Background

Rule 204A-1 of the Investment Advisers Act of 1940 (“Advisers Act”) requires investment advisers to establish, maintain, and enforce a written code of ethics that applies to all “supervised persons.”1 An adviser to registered investment companies is also required to adopt a Code of Ethics regarding personal investment activities under the Investment Company Act of 1940, Rule 17j-1. An investment adviser’s Code of Ethics represents an internal control and supervisory review to seek to detect and prevent possible insider trading, conflicts of interests, and regulatory violations.

Each employee, temp-to-hire employee, or intern of River Road Asset Management, LLC (“River Road”) is considered a supervised person (“Employee”). Upon hire and on an annual basis thereafter, each Employee must certify in writing or through an online application that they have received and read, understand, and agree to comply with River Road’s Code of Ethics. Employees will receive and shall be required to make a similar certification following any amendment to the Code of Ethics.

Standards of Conduct

Policy

Employees must exercise good faith in their dealings with both River Road and its clients, consistent with the high degree of trust and confidence that is placed in each Employee by River Road. The need for the stringent application of this principle is heightened by the necessity that River Road, in turn, exercises the highest degree of ethical conduct in its dealings with its clients.

If an Employee discovers that he or she will derive personal gain or benefit from any transaction between River Road and any individual or firm, the Employee must immediately refer the matter and disclose all pertinent facts to River Road’s Chief Compliance Officer (“CCO”).

River Road’s standards of conduct are necessarily strict because they are intended for the benefit and protection of River Road and its Employees. No attempt to delineate guidelines for proper conduct can hope to cover every potential situation that may arise during an Employee’s service with River Road. Whenever there is any doubt about the propriety of any action, Employees must discuss the matter with River Road’s CCO. Violations of the Code of Ethics are grounds for disciplinary action, up to and including dismissal. The standards of conduct set forth herein must be applied fully and fairly without reliance upon technical distinctions to justify questionable conduct.

Procedure

Conflicts of Interest: Employees may not engage in personal activities that conflict with the best interests of River Road or with the best interests of River Road’s clients. Upon initial hire and annually thereafter, every Employee is required to complete a conflicts of interest questionnaire designed to identify any actual or potential conflicts of interests the Employee may have. If there is any doubt about how to answer the questionnaire, the Employee shall discuss such matters with the CCO or their designee. For the avoidance of doubt, Employees are required to disclose any actual or potential conflicts of interest the Employee may have even if not specifically addressed by a question on the conflict of interest questionnaire.

Disclosure or Use of Confidential Information: In the normal course of business, Employees may be given or may acquire information about the business of River Road, its clients, or its affiliates which is not available to the general public. This information is confidential and may include, but is not limited to, financial data, business plans and strategies, regulatory information, and information concerning specific trading decisions. In addition to an Employee’s obligations under any other River Road policies or contract with River Road, all Employees are responsible for respecting and maintaining the confidential nature of such information, including taking reasonable care in how and where they discuss, document, store, and dispose of confidential information. Confidential information may only be disclosed within River Road to those who need to know the information to perform their job functions. Nothing in any agreements you may have with River Road or in any River Road policies or handbooks is intended to or shall preclude or impede you from cooperating with any governmental or regulatory entity or agency in any investigation, or from communicating any suspected wrongdoing or violation of law to any such entity or agency, including, but not limited to, reporting pursuant to the “whistleblower rules” promulgated by the Securities and Exchange Commission (Securities Exchange Act Rules 21F-1, et seq.). For the avoidance of doubt, you are not required to give River Road prior notice of, or obtain River Road’s prior written consent in connection with regulatory communications contemplated under the SEC’s or other regulatory entity or agency’s “whistleblower rules.”

1 Supervised Person is defined as any partner, officer, director (or other person occupying a similar status or performing similar functions), or employee of an investment adviser, or other person who provides investment advice on behalf of the investment adviser and is subject to the supervision and control of the investment adviser.

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Material, Non-public Information:  Some confidential information is also material, non-public information and subject to the restrictions of federal and state banking and securities laws and regulations as to its communication and use. Material information should be treated as non-public until it is clear the information can be deemed public or ceases to be material, which should be determined in accordance with River Road’s Insider Trading Policies and Procedures.

Outside Business or Other Activities: Employees must receive pre-approval from the CCO or their designee for the following outside business or other activities:

▪	Performing outside employment or accepting payment for services rendered to others. This includes engagements for teaching, speaking, and the writing of books and articles. Unless it otherwise presents an actual or potential conflict of interest, interns are not required to report outside employment or payment for services rendered.

▪	Apart from your duties as an Employee of River Road, providing investment advice, guidance or discretion. Examples include, but are not limited to:

o	Acting as an executor or trustee for a family or non-family member

o	Providing investment advice as a member of a non-profit or other organization’s finance committee

▪	Any other activities or ventures (including, but not limited to, business, personal, charitable, or otherwise) that conflict with or could potentially conflict with or interfere with your duties at River Road.

Where necessary, the CCO will consult with and/or defer to the CEO for determining whether an activity is approved.

Political Activity: To comply with the provisions of Rule 206(4)-5 of the Adviser Act, all Employees must comply with the following policies and procedures:

Prohibited Activity:

River Road Employees are prohibited from making political contributions (defined below) to an incumbent, candidate, or successful candidate for elective office (“Official”) of any state or local governments, their agencies and instrumentalities, and all public pension plans and other collective government funds (“Government Entity”).

▪	A contribution includes a gift, subscription, loan, advance, deposit of money, or anything of value made for the purpose of influencing an election. It also includes transition or inaugural expenses incurred by a successful candidate for state or local office.

▪	A contribution does not include a donation of time by an Employee, so long as River Road has not solicited the Employee’s efforts and River Road’s resources are not used, e.g. office space, telephones, etc. An Employee’s donation of his or her time generally would not be viewed as a contribution if such volunteering were to occur during non-work hours or vacation time.

▪	Employees are also prohibited from hosting fundraising meetings for an Official of a Government Entity or allowing the use of Employee’s name on any fundraising literature, including being listed on an invitation or other marketing and collateral pieces.

A political contribution to a federal government official or candidate for federal office is allowed with pre-approval from CCO or their designee in writing, including via email, before any such contributions are made. If the federal candidate is a state or local government official at the time of running for federal office, the donation is prohibited. However, River Road’s Executive Committee reserves the right to prohibit any federal contributions if the Executive Committee finds that it conflicts with the best interests of River Road.

Employees are prohibited from doing any of the above prohibited activities directly or indirectly. For example, an Employee cannot channel political contributions through family, friends, an attorney, or a political action committee.

Immediate family sharing the same household:

Immediate family sharing the same household of an Employee are not prohibited from making political contributions, but the Employee must provide notice to the CCO or their designee in writing, including via email, before any such contributions are made by immediate family sharing the same household. For definitions of immediate family sharing the same household, see Personal Securities Transactions section below.

A Political Contribution Form is available via River Road’s online compliance application.

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Borrowing from Clients: You may not borrow money from a client of River Road unless such borrowing is from a bank or other financial institution made in the ordinary course of business on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with members of the general public.

Business Transactions for River Road: You may not represent or exercise authority on behalf of River Road in any transaction with any person, firm, company, or organization with which you have any material connection (including, but not limited to, a directorship, officership, family relationship or significant borrowing relationship) or in which you have a material financial interest. You must report any existing or proposed business relationships with any such person, firm, company, or organization to River Road’s CCO or their designee, who will determine with the appropriate levels of management whether such business relationship is “material” for purposes of this prohibition.

Business Transactions with River Road: If you are authorized by an outside organization to transact business with River Road on the outside organization’s behalf, you must report such authorization to River Road’s CCO or their designee.

Gifts and Entertainment:

Gifts Received by Employees

Employees cannot receive any gift that is more than $50 annually (calendar year basis) per giver (either person or entity) if:

▪	the giver is paid with client commissions or soft dollars (“Client Assets”) or

▪	the giver is a party dealing with one of River Road’s ERISA client plans in connection with a transaction involving that plan’s assets.

Where a gift is shared among a group, the estimated amount of the gift can be pro-rated among the recipients.

Employees are prohibited from receiving gifts from companies that River Road invests in or may invest in on behalf of its clients (excluding de minimis gifts, such as a reasonable onsite lunch or snack during an onsite visit).

Gifts Given by Employees

No Employee shall, directly or indirectly, give (or permit anyone else to give) anything of service or value, including gratuities, in excess of $100 annually (calendar year basis) to:

▪	any person who is licensed with FINRA, or

▪	a plan fiduciary of one of River Road’s ERISA clients where the gift relates to the business of recipient’s employer.

No Employees shall, directly or indirectly, give (or permit any else to give) any gifts to executives of public companies or their public company board members. This excludes any public companies that are also affiliates or clients of River Road and such gifts are given because of the affiliate or client relationship.

Examples of Gifts

An example of a gift includes but is not limited to the following: gift certificates, event tickets, gift baskets, golf shirts, sleeves of golf balls, etc. Employees are strictly prohibited from giving or receiving cash or cash equivalents (e.g. gift cards) as gifts. No part of this gifting policy is meant to prohibit personal gifts where the relationship is of a personal nature outside of and not arising from employment at River Road.

Entertainment

If an Employee attends an event or dinner with any person or entity, this is not considered a gift but is considered entertainment.

Employees are not allowed to be entertained by:

▪	any person or entity that is paid with Client Assets, or

▪	any person or entity that is a party dealing with one of River Road’s ERISA client plans in connection with a transaction involving the plan’s assets.

▪	Any companies that River Road invests in or may invest in on behalf of its clients

Employees can attend the event or dinner at River Road’s or the Employee’s expense. This provision does not apply if it is logistically unreasonable for the Employee or River Road to pay for the Employee at such event or dinner. For example, if an Employee attends a conference and is incidentally entertained in the normal course of the conference, this provision does not apply.

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Reporting and Logging

Employees are required to report all gifts given or received covered by this policy so they can be tracked by the compliance department to ensure compliance with this policy. The compliance department monitors and logs all gifts in River Road’s online compliance application and determines whether the gift can be kept or must be returned.

If there are any questions about Gifts and Entertainment, the Employee shall discuss such matters with the CCO or their designee.

Improper Payments (Bribes or Kickbacks): Employees shall not take any action that might result in a violation by River Road of the laws of the United States, the Commonwealth of Kentucky, or any other jurisdiction in which River Road does business. The Foreign Corrupt Practices Act (FCPA) provides that in no event may payment of anything of value be offered, promised or made to any government, government entity, government official, candidate for political office, political party or official of a political party (including any possible intermediary for any of the above), foreign or domestic, which is, or could be construed as being, for the purposes of receiving favorable treatment or influencing any act or decision by any such person, organization or government for the benefit of River Road or any other person.

Economic Sanctions:  The Office of Foreign Assets Control (“OFAC”) of the U.S. Department of the Treasury promulgates regulations dealing with economic sanctions. No Employee on behalf of River Road may intentionally transact business with those countries or specially designated nationals against which economic sanctions have been imposed unless the appropriate license has been obtained from the OFAC allowing such transaction.

Prohibition on the Use of Information from Your Previous Employer: Employees are prohibited from bringing any documents, software or other items to River Road that may contain the Employee’s previous employer’s confidential, trade secret, or proprietary information. This would include such things as computer files, client lists, financial reports, or other materials that belong to your previous employer. If an Employee has any such materials in his or her possession, they should be returned to the former employer immediately unless the Employee (and River Road, as necessary) has received permission from the previous employer to use such materials and the Employee has discussed the issue with River Road’s CCO.

Your Duty to Report Abuses of the Code of Ethics and Standards of Conduct Policy or Other Illegal or Unethical Conduct: Employees have a special obligation to advise River Road of any suspected abuses of River Road policy, suspected criminal or unethical conduct, or any violation of securities law, anti-trust, health and safety, environmental, government contract compliance, any other laws, or River Road policies. Employees are required to report any of the preceding promptly to the CCO or the Chief Executive Officer. A Confidential Reporting Form (Whistle) is available in River Road’s online compliance application for employees to anonymously report any potential violations to the CCO or the Chief Executive Officer. If reported to the Chief Executive Officer, the CCO will also receive notice of such report. For the avoidance of doubt, the Employee is not required to give River Road prior notice of, or obtain River Road’s prior consent in connection with regulatory communications contemplated under the SEC’s or other regulatory entity or agency’s “whistleblower rules.” The Employee will not be subjected to any form of retaliation for reporting legitimate suspected abuses.

Investigations of Reported or Suspected Misconduct:  In the event of an investigation regarding possible wrongdoing, Employees must cooperate fully. Information relating to any investigation, including information provided by the Employee or the fact of the Employee’s participation in any investigation, is considered confidential and will only be revealed to individuals not associated with the investigation on a need to know basis. Any request for information or subpoenas involving River Road must be in writing and directed to the CCO who will coordinate with legal counsel.

Federal Securities Laws: Employees must comply with applicable Federal Securities Laws.

Personal Securities Transactions

Background

Rule 204A-1 of the Advisers Act requires the reporting of personal securities transactions and holdings periodically as provided below and the maintenance of records of personal securities transactions for those supervised persons who are considered “access persons.”

Definitions

Access Persons: River Road considers the following persons to be Access Persons:

▪	All officers and employees of River Road, and

River Road Code of Ethics I Page 5

▪	All interns and temp-to-hire employees with access to non-public information regarding any clients’ purchase or sale of securities, or nonpublic information regarding the portfolio holdings of any Affiliated Fund (defined below).

Covered Securities: Covered Securities include everything not defined below, including, convertible securities, preferred securities, corporate bonds, single-stock exchange traded funds, and royalty trusts.

Open Securities: The following are Open Securities:

1)	direct obligations of the Government of the United States,

2)	bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements,

3)	shares issued by money market funds,

4)	shares issued by non-affiliated, open-end funds,

5)	shares issued by unit investment trusts that are invested exclusively in one or more non-affiliated, open-end funds, and

6)	municipal bonds (Note: This is still a reportable security for purposes of holdings report/account list report/transaction report, as more fully explained below)

7)	exchange traded funds (“ETF”) except those that are defined as Covered Securities above (i.e. single-stock ETFs) (Note: This is still a reportable security for purposes of holdings report/account list report/transaction report, as more fully explained below)

8)	closed-end funds (Note: This is still a reportable security for purposes of holdings report/account list report/transaction report, as more fully explained below)

Affiliated Fund: An Affiliated Fund is any mutual fund or collective investment trust for which River Road serves as an investment adviser or sub-adviser or any mutual fund or collective investment trust whose investment adviser or principal underwriter controls River Road, is controlled by River Road, or is under common control with River Road. A full list of Affiliated Funds is available from the compliance department upon request.

Stocks: Anything generally accepted as a stock, such as common stock, ADR, and ordinary shares of stock on foreign exchanges. River Road typically relies on the classification per the security master of its code of ethics monitoring tool.

Policy

River Road’s policy allows Access Persons to maintain personal securities accounts provided any personal investing by an Access Person in any accounts in which the Access Person has any direct or indirect beneficial ownership is consistent with River Road’s fiduciary duties to its clients, regulatory requirements, and this Code of Ethics. An Access Person is presumed to have beneficial ownership in any personal securities accounts that are held by Access Person’s immediate family sharing the same household.

Immediate family shall mean any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, and shall include adoptive relationships.

Sharing the same household shall mean:

▪	A permanent resident of the home where the Access Person resides.

▪	A temporary resident of the home where the Access Person resides if that temporary resident stays for 6 consecutive months.

o	An Access Person’s immediate family that is in college/school student is still considered a permanent resident of the Access Person’s home if they have not “moved out” of the Access Person’s home. For example, even if an Access Person’s child lives in a dormitory or a short term lease arrangement at their school, the child would still be considered a permanent resident of the Access Person’s home.

River Road specifically excludes from the requirements of this Code of Ethics any accounts that are managed via an investment management agreement between the account holder and River Road (“Proprietary Accounts”). Proprietary Accounts are subject to separate River Road policies and procedures that are designed to address the potential conflicts of interest created by Proprietary Accounts.

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To the extent available, Access Persons consent to brokers transmitting holdings, trading, and other account information for themselves and their immediate family members sharing the same household, to River Road’s compliance application or consent to the compliance application accessing such information via other electronic means.

Access Persons’ and their minor children (17 years old and under) are subject to the following rules:

1)	Covered Securities:

a.	Access Persons may not purchase, short, or execute any derivative transactions on any Covered Securities.

b.	Sell transactions (or its equivalent) are allowed on Covered Securities that were owned prior to employment with preclearance of such transactions from the CCO or their designee. A preclearance may be denied or delayed

c.	Sell transactions of fractional shares due to stock splits or similar corporate actions do not require preclearance.

d.	Donation, gift, or other transfers of ownership of Covered Securities by an Access Person is allowed with preclearance of such donation from the CCO or their designee.

2)	Stocks:

a.	Access Persons may purchase any Stock that has a market cap of $20B or larger at the time of purchase with preclearance. A preclearance may be denied or delayed. Access Persons may not purchase any Stock that has a market cap less than $20B.

i.	River Road typically relies on market cap per the security master of its code of ethics monitoring tool.

b.	Access Persons may sell any Stock with preclearance. A preclearance may be denied or delayed.

c.	Sell transactions of fractional shares due to stock splits or similar corporate actions do not require preclearance.

d.	Only long purchases and long sells of a Stock are allowed. No options, derivatives, short sells, etc are allowed.

e.	Access Persons may only make 10 purchases of Stocks on a rolling 90 day period in aggregate across accounts of the employee and their minor children. Multiple purchases of the same Stock count towards this maximum. Sell transactions are not limited, but selling a Stock does not increase the number of available purchases.

f.	Access Persons must only use an approved broker listed on the Approved Brokers for Personal Trading document, provided separately, to buy Stocks.

3)	Open Securities and Affiliated Funds: Access Persons may purchase, sell, short, cover, donate or execute derivative transactions on Open Securities or Affiliated Funds without preclearance. Except see Minimum Holding Period section below related to Affiliated Funds.

Access Persons may apply for an exception from a trading restriction from the CCO, which application may be granted or denied based on the surrounding facts and circumstances.

The CCO must obtain preapproval from another member of the compliance department when effecting a transaction that requires preclearance.

Immediate family sharing the same households (other than minor children, who are subject to the rules above) are subject to the following rules:

1)	Covered Securities and Stocks:

a.	Immediate family sharing the same household may purchase, sell, short, cover, or execute derivative transactions on Covered Securities or Stocks with preclearance of such transactions from the CCO or their designee. A preclearance may be denied or delayed. Sell transactions of fractional shares due to stock splits or similar corporate actions do not require preclearance.

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b.	Donation, gift, or other transfers of ownership of Covered Securities or Stocks by immediate family sharing the same household is allowed with preclearance of such donation from the CCO or their designee.

c.	All transactions in Covered Securities by immediate family sharing the same household must be made in an account that is in the name of the immediate family member and is not in the name of the Access Person or is not a joint account with the Access Person. Accounts in the name of an Access Person or joint accounts including the Access Person are subject to the Access Person rules above.

2)	Open Securities and Affiliated Funds: Immediate family sharing the same household may purchase, sell, short, cover, donate or perform derivative transactions on Open Securities or Affiliated Funds without any preclearance. Except see Minimum Holding Period section below related to Affiliated Funds.

Preclearance: As noted above, Access Persons must request preclearance for their trades or trades of immediate family member sharing the same household by filling out a preclearance transaction form (which may be through an online application), which will then be approved or denied by the compliance department. Preclearance of a trade shall be valid and in effect only until the end of the same trading day as the day preclearance is given. If a trade is not made in that timeframe, then a new preclearance must be obtained. Preclearance also expires if and when the person becomes, or should have become, aware of facts or circumstances that would prevent a proposed trade from being precleared. Additionally, the Access Person must trade in accordance with the terms of the preclearance, such as only trading the number of shares that were precleared for.

Minimum Holding Period: Access Persons shall not purchase and sell or sell and purchase the same Affiliated Fund within 30 calendar days. Exceptions may be pre-approved on a case-by-case basis by the CCO.  In addition to the exclusions listed above, this rule will not be triggered by purchases made pursuant to an automatic investment plan (e.g., purchases made at pre-defined intervals and amounts).

Miscellaneous: If an Access Persons comes across a situation that is not specifically addressed by this policy, the Access Person must bring the situation to the CCO or their designee for review. The Executive Committee has the right to limit an Access Person’s personal trading if the Executive Committee deems it to be excessive in volume or complexity as to require a level of personal time and attention that interferes with the performance of employment duties. This will be determined by the Executive Committee based upon surrounding facts and circumstances.

Procedures

River Road has adopted the following procedures to implement and monitor the firm’s policy:

Holdings Report

Requirements: In accordance with Rule 204A-1 under the Investment Advisers Act of 1940, Access Persons shall identify on a form provided by the CCO or their designee (which may be through an online application) all Covered Securities, Stocks, Affiliated Funds, ETFs, closed-end funds, and municipal bonds in which the Access Person has any direct or indirect beneficial ownership, including any of the preceding held in certificate form (excludes securities held in accounts over which the Access Person has no direct or indirect influence or control). Each Holdings Report must contain the following information:

1)	The title and type of security

2)	The exchange ticker symbol or CUSIP number (as applicable)

3)	The number of shares

4)	The principal amount of each security

5)	The name of any broker, dealer or bank with which the Access Person maintains an account in which securities are held

6)	The date the Access Person submits the report

An Access Person can satisfy the initial or annual holdings report requirement by timely filing and dating a copy of each investment account statement that lists all the Access Person’s Covered Securities, Stocks, Affiliated Funds, ETFs, closed-end funds, and municipal bonds but only if the statement provides all information required in (1) through (6) above. This can also be satisfied by allowing the compliance department to have electronic view-only access to the Employee’s account/statements directly via the custodian or broker website. If an Access Person has previously provided statements with all the required information and the CCO or their designee has maintained a copy of the statements, the Access Person can satisfy the initial or annual holdings report requirement by timely confirming the accuracy of the statements (in writing or through an online application). If the statements do not contain all of the required information or if the securities are not held in an account, the Access Person must list out the required information for those securities on the Holdings Report.

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Timing: Each Access Person must submit a Holdings Report to the CCO or their designee within 10 days of becoming an Access Person and annually thereafter. The CCO or their designee is responsible for contacting new Access Persons and sending out initial and annual Holdings Report forms to all Access Persons. The information on the Holdings Report or its equivalent must be current as of a date:

▪	Not more than 45 days prior to the date the person became an Access Person, in the case of an initial Holdings Report, or

▪	Not more than 45 days prior to the date the report was submitted, in the case of an annual Holdings Report.

Investment Account List

Requirements: Each Access Person shall identify on a form provided by the CCO or their designee (which may be through an online application) a list of all investment accounts over which the Access Person has direct or indirect beneficial ownership, except that the Access Person is not required to list any of the following:

▪	Accounts where Covered Securities, Stocks, Affiliated Funds, ETFs, closed-end funds, and municipal bonds are not available for purchase or sale.

▪	Accounts where Access Person has no direct or indirect influence or control.

Timing: Each Access Person must submit an Account List to the CCO or their designee within 10 days of becoming an Access Person and annually thereafter. Additionally, after becoming an Access Person, each Access Person must promptly disclose to the CCO or their designee any new investment accounts required to be reported pursuant to this Code of Ethics.

Brokerage: No Access Person shall open or maintain personal accounts with the institutional broker representatives through which River Road executes non-directed transactions on behalf of advisory clients.

Quarterly Investment Account Statements: It is the responsibility of the Access Person to provide copies of their investment account statements and transaction confirmations or direct their broker to send copies of their investment account statements and transaction confirmations directly to River Road or to where the compliance department designates (which may be satisfied via electronic feed or online access, as available).

The investment account statements and confirmations shall contain all transactions of Access Person, including transactions in Covered Securities, Stocks, Affiliated Funds, ETFs, closed-end funds, and municipal bonds. As necessary, investment account statements and confirmations shall be received no later than 30 days after the end of the applicable calendar quarter. Confirmations do not need to be received for transactions that are effected pursuant to an automatic investment plan.

Transaction Reports

Requirements: Each person shall identify on a form provided by the CCO or their designee (which may be through an online application) a quarterly securities transaction report that lists all transactions in Covered Securities, Stocks, Affiliated Funds, ETFs, closed-end funds, and municipal bonds. Each Transaction Report must contain the following information:

1)	The date of the transaction

2)	The title of the security

3)	The exchange ticker symbol or CUSIP number (as applicable)

4)	The interest rate and maturity date (as applicable)

5)	The number of shares

6)	The principal amount of each security involved

7)	The nature of the transactions (i.e., purchase, sale or any other type of acquisition or disposition)

8)	The price of the security at which the transaction was effected

9)	The name of the broker, dealer or bank with or through which the transaction was effected

10)	The date the Access Person submits the report

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Timing: Each Access Person must submit the Transaction Report no later than 30 days after the end of each calendar quarter. The report must cover all transactions during the quarter.

The following are excluded from Preclearance Rules, Minimum Holding Period Rule, and Transaction Reports:

▪	Purchases or sales effected in any account over which the Access Person has no direct influence or control, including non-volitional investment programs or rights;

▪	Purchases effected by reinvesting cash dividends pursuant to an automatic dividend reimbursement program (“DRIP”). This exemption does not apply, however, to optional cash purchase pursuant to a DRIP;

▪	Purchases of rights issued by an issuer pro rata to all holders of a class of its securities (if such rights were acquired from such issuer) and the exercise of such rights; and,

▪	Transactions involving the exercise of employee stock options.

Personal Investments: You must exercise sound judgment in making personal investments to avoid situations contrary to the best interests of River Road. You must also avoid imprudent and questionable activity.

Prohibited Dealings: Trading based upon or communicating “inside information” is prohibited under any and all circumstances. It is prohibited to use the facilities of River Road to secure new issues for any non-clients, directly or indirectly. Access Persons are not permitted to, directly or indirectly, purchase securities from or sell securities to client accounts.

Initial Public Offerings and Limited Offerings: Access Persons may not directly or indirectly acquire beneficial ownership in any security in an initial public offering. Access Persons may not directly or indirectly acquire an interest in a limited offering without approval from the CCO. The approval is based, in part, on whether the investment opportunity should be reserved for clients.

▪	Initial public offering means an offering of securities registered under the Securities Act of 1933 (15 U.S.C. 77a), the issuer of which, immediately before the registration, was not subject to the reporting requirements of sections 13 or 15(d) of the Securities Exchange Act of 1934 (15 U.S.C. 78m or 78o(d)).

▪	Limited offering means an offering that is exempt from registration under the Securities Act of 1933 pursuant to section 4(2) or section 4(6) (15 U.S.C. 77d(2) or 77d(6)) or pursuant to §§ 230.504, 230.505, or 230.506 of this chapter.

Investment Person Disclosure: Access Persons who have been authorized to acquire securities in a private placement or who have beneficial interests prior to employment with River Road are required to disclose the investment when they play a part in any subsequent consideration of client investments in the issuer. In such circumstances, River Road’s decision to purchase securities is subject to an independent review by investment personnel with no personal interest in the issuer.

Conflicts: Investment personnel, when recommending any security, shall disclose any direct, indirect, or potential conflict of interest related to the issuer of the security being recommended.

Oversight Review: The compliance department will review (which includes via automated processes) all Access Persons’ transactions and reporting outlined in this document for compliance with the firm’s policies, including the Insider Trading Policy, regulatory requirements, and the firm’s fiduciary duties to its clients, among other things. The CCO tracks any apparent violations or other issues or items, as necessary, and reports such activity to the Executive Committee typically quarterly. The Executive Committee will determine any corrective action and/or sanctions that should be imposed.

Records: River Road shall maintain records in accordance with the Books and Records Policies and Procedures found in River Road’s Policies and Procedures Manual.

Insider Trading

The Employee certifies that he/she has read, and will abide by, the Insider Trading Policies and Procedures found in River Road’s Policies and Procedures Manual.

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Insider Trading

Policy

River Road's policy prohibits any employee from acting upon, misusing, or disclosing any material non- public information, known as inside information. Any instances or questions regarding possible inside information must be immediately brought to the attention of the compliance department, and any violations of the firm’s policy will result in disciplinary action and/or termination.

Background

Various federal and state securities laws and the Advisers Act (Section 204A) require every investment adviser to establish, maintain, and enforce written policies and procedures reasonably designed, taking into consideration the nature of such adviser’s business, to prevent insider trading by the investment adviser or any person associated with the investment adviser. The term “insider trading” is not defined in the federal securities laws, but generally is used to refer to the use of material, non-public information to trade in securities (whether or not one is an “insider” of the company that issued the securities) or the communication of material, non-public information to others who may trade on the basis of such information.

While U.S. law concerning insider trading is not static, it is generally understood that the law prohibits:

▪	Trading in securities in any capacity (including in options or other derivative securities) while in possession of material, non-public information.
▪	Having others trade on the insider’s behalf while the insider is in possession of material, non-public information.
▪	Communicating non-public information concerning securities to others who may then trade in securities or pass on the information to others who may trade in such securities. Such conduct, also known as “tipping,” results in liability for the insider who communicated such information (even if such insider does not actually trade themself) and for the person who received the information if they act on such information or pass it on to others who may act on it.

Insider: The concept of “insider” is broad and generally includes any person who possesses material, non-public information about a company and who has a duty to the company to keep this information confidential.

Material: Trading while in the possession of inside information is not a basis for liability unless the information is “material.” Generally, information is “material” if there is a substantial likelihood that a reasonable investor would consider it important in making an investment decision, or if it is reasonably certain to have an effect on the price, whether it is positive or negative, of an issuer’s securities. There is no bright-line standard for assessing materiality; rather, materiality is based on an assessment of all the facts and circumstances, and is often evaluated by enforcement authorities with the benefit of hindsight. “Inside” information could be material because of its expected effect on the price of the issuer’s securities, the securities of another company, or the securities of several companies. Moreover, the resulting prohibition against the misuse of “inside” information includes not only restrictions on trading in the issuer’s securities, but restrictions on trading in the securities of other companies affected by the inside information as well (e.g., in the event the issuer was in negotiations to acquire a public company).

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Although there is no precise, generally accepted definition of materiality, information is likely to be “material” if it relates to:

▪	Earnings information and quarterly results
▪	Projections of future earnings or losses or other earnings guidance (including confirming previous earnings guidance)
▪	A pending or proposed merger, joint venture, acquisition, or tender offer, or an acquisition or disposition of significant assets (including significant affiliates)
▪	Significant new investments or financings or related developments
▪	Major events regarding the company’s securities (including the declaration of a stock split or dividend, calls of securities for redemption, repurchase plans, changes to the rights of security holders or the offering of additional securities)
▪	Severe financial liquidity problems
▪	Significant litigation and regulatory matters
▪	Changes in auditors or auditor notification that the company may no longer rely on an audit report
▪	Expansion or curtailment of significant operations
▪	Bankruptcy or insolvency

Non-public: For information to qualify as “inside” information, in addition to being “material,” the information also must be “non-public.” “Non-public” information is information that has not been made available to investors generally. This includes information received from sources or in circumstances indicating that the information has not been circulated generally. When material, non-public information is released to the investing public, it loses its status as “inside” information. For “non-public” information to become public information, however, it must be disseminated through recognized channels of distribution designed to reach the securities marketplace, and sufficient time must pass for the information to become available in the market. Material, non-public information is not made public by selective dissemination.

Similarly, partial disclosure does not constitute public dissemination.

Penalties: Penalties for trading on or communicating material non-public information are severe both for the individuals involved in such unlawful conduct and potentially their employers. A person can be subject to all such penalties even if he or she does not benefit personally from the violation. Penalties can include substantial fines and jail sentences. In addition, any violation of this policy can be expected to result in serious sanctions by River Road, which may include termination of the person involved.

“Special Relationship” Under Canadian Law: In addition to the above, Canadian law prohibits purchasing or selling securities of an issuer, recommending or encouraging another person to purchase or sell a security of an issuer, or informing another person of a material fact or material change, where the person or company taking the action is in a “special relationship” with the issuer and has knowledge of a material fact or change with respect to such issuer that has not generally been disclosed. A “special relationship” with the issuer includes:

▪	a person or company that is an insider, affiliate or associate of the issuer, or a person or company that is considering, evaluating or proposing to make a take-over bid for the securities of the issuer (or considering, evaluating or proposing to enter into another similar transaction with the issuer, such as a reorganization, amalgamation, merger or arrangement or similar business combination);

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▪	a person or company that is engaging in, considering or evaluating whether to engage in, or proposes to engage in, any business or professional activity with or on behalf of the issuer or a person described above;
▪	a person who is a director, officer or employee of the issuer, a subsidiary of the issuer, a person or company that controls, directly or indirectly, the issuer, or a person or company described above;
▪	a person or company that learned of the material fact or material change with respect to the issuer while the person or company was a person or company described above; or
▪	a person or company that learns of a material fact or material change with respect to the issuer from any other person or company described above and knows or ought reasonably to have known that the other person or company was in a special relationship.

Responsibility

The compliance department is responsible for implementing and monitoring this policy.

Procedure

River Road has adopted the following procedures to implement and monitor the firm’s policy:

Public Company Conversations/Access Limitations: Typically, only River Road portfolio managers, analysts, or other employees that are involved with the research team/stock coverage are approved to speak to public company employees for purposes of River Road’s business. Contact at public companies typically must be limited to contact with the public company Board members, Investor Relations, or C- Suite employees. This is to help limit potential exposure to material non-public information as such individuals at River Road and the company should be most aware of insider trading laws and requirements.

Management Contact Documentation: Portfolio managers, analysts, and research coordinators must document relevant contact with public companies using the Management Contact reporting field in FactSet.

Distribution and Acknowledgement: The Insider Trading Policy is distributed to all employees upon hire and annually thereafter. All employees are required to acknowledge that they have received, read, understand, and agree to comply with the Code of Ethics and Insider Trading Policy.

Guidance Process: The CCO provides guidance to employees on any possible insider trading situations or questions. If an employee believes information is material and non-public or if they are unsure if information is material and/or non-public, then they must report the matter immediately to the compliance department (and the CCO will also be notified, as necessary). Additionally, the employee is prohibited from the following:

▪	Purchasing or selling the securities on behalf of the firm, the firm’s clients, themselves, or for others; and/or
▪	Communicating the information to anyone inside or outside the firm, other than if directed to do so by the CCO.

The CCO will review the issue with counsel, as appropriate, and instruct the employee on appropriate actions going forward.

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Reporting: Employees must report all business, financial, or personal relationships that may result in access to material non-public information to the compliance department. Employees are prohibited from serving on the boards of directors of publicly traded companies absent prior written authorization from River Road's Executive Committee. The decision will be based upon a determination that the board service will be consistent with or not inconsistent with the interests of River Road and its clients. In circumstances in which board service is authorized, the employees will be isolated from those making investment decisions in that security through appropriate procedures.

Protection of Material Non-public Information: Care must be taken so that material and non-public information is secure and not communicated to anyone, except as directed by the CCO during the guidance process. This does not preclude River Road from providing necessary information to persons providing services to River Road or River Road’s client accounts, such as brokers, attorneys, accountants, custodians, or other third parties.

Executive Committee Reporting: The CCO prepares a written report to the Executive Committee when there is any possible violation of the firm’s Insider Trading Policy and the Executive Committee implements corrective and/or disciplinary action.

Updates: River Road’s Insider Trading Policy is reviewed and evaluated on a periodic basis and updated as may be appropriate.

Version Reference
Version Date	Description of Changes
08/01/2020	Added additional details under Background. Added new procedures regarding public company conversations and access limitations and noted Management Contact field requirement.
05/31/2023	Immaterial updates.

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